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Exhibit 10.19

EMPLOYMENT AGREEMENT OF DAVID J. BARRETT

HEARST-ARGYLE TELEVISION, INC.
300 West 57th Street
New York, NY 10019

As of January 1, 2009

David J. Barrett
[ADDRESS ON FILE]

Dear David:

        This letter constitutes all of the terms of the Employment Agreement between you and Hearst-Argyle Television, Inc. ("Hearst-Argyle"). It is subject to the approval of the Board of Directors of Hearst-Argyle. The terms are as follows:

        1.    Legal Name of Employee:    David J. Barrett

        2.    Mailing Address of Employee:    [ADDRESS ON FILE]

        3.    Title of Position:    President and Chief Executive Officer

        You agree to carry out the duties performed by the President and Chief Executive Officer of Hearst-Argyle consistent with past practices and such other duties as may be assigned to you by the Board of Directors of Hearst-Argyle.

        4.    Length of Employment.    The term of this Agreement will start on January 1, 2009 and continue through December 31, 2010 (the "Term"). During December, 2009, Hearst-Argyle will consider and discuss with you, a one-year extension of the Term (through December 31, 2011) with compensation and other terms and conditions for the extension period to be mutually agreed upon.

        5.    Salary.    You will receive an annual base salary for all services to Hearst-Argyle as follows:

          a)    $1,125,000 for the period from January 1, 2009 through December 31, 2009; and

          b)    $1,125,000 for the period from January 1, 2010 through December 31, 2010, provided however that, during December, 2009 Hearst-Argyle will consider and discuss with you an increase to your annual base salary for calendar year 2010.

        The salary will be paid according to Hearst-Argyle's payroll practices, but not less frequently than twice a month. You acknowledge that this Agreement does not create a contractual right to overtime payments.

        In addition it is understood that you are eligible to receive a bonus up to an amount equal to: (x) 110% of your base salary with respect to calendar year 2009; and (y) 110% of your base salary with respect to calendar year 2010. The criteria for the bonus will be set by the subcommittee of the Compensation Committee of the Board of Directors of Hearst-Argyle, at its sole discretion.

        The bonus is payable only for as long as you work for Hearst-Argyle, and will be payable only at the end of a complete bonus cycle and is not proratable, except in the event of your death, when it will be proratable.

        In determining the amount of your bonus, the books and records of Hearst-Argyle are absolute and final and not open to dispute by you. Hearst-Argyle will pay any bonus due you by March 15 of the year following the year for which the bonus is applicable.

        In addition to the foregoing compensation, effective January 1, 2009 and for the remainder of the Term, Hearst-Argyle will also provide you with certain other benefits which shall include the following items: an automobile allowance or reimbursement, executive life insurance, club membership allowance or reimbursement, Supplemental Retirement Plan (SERP) benefits, executive medical benefits and such other benefits offered or provided to other executive officers of Hearst-Argyle. Such benefits shall not be less than the benefits provided to you with respect to such items as of the effective date of this Agreement. Notwithstanding the foregoing, the benefits paid to you pursuant to this Paragraph (to the extent applicable to you at the time of payment) will be paid in accordance with the Hearst-Argyle Bonus and Reimbursement Policy attached hereto as Exhibit A, as may be amended from time to time.

        6.    Exclusive Services.    During the Term, you agree that you will work only for Hearst-Argyle, and will not render services or give business advice, paid or otherwise, to anyone else, without getting Hearst-Argyle's written approval. However, you may participate as a member of the board of directors of other organizations and in charitable and community organizations, but only if such activities do not conflict or interfere with your work for Hearst-Argyle, and if such work is approved in advance by Hearst-Argyle, which approval will not be unreasonably withheld. You acknowledge that your services will be unique, special and original and will be financially and competitively valuable to Hearst-Argyle, and that your violation of this paragraph will cause Hearst-Argyle irreparable harm for which money damages alone would not adequately compensate Hearst-Argyle. Accordingly, you acknowledge that if you violate this paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such violation (without the posting of any bond, and you hereby waive any bond-posting requirements in connection with injunctive relief), in addition to any other appropriate rights and remedies it might lawfully have.

        7.    No Conflicts.    You represent that there is no reason why you cannot make this Agreement with Hearst-Argyle, including, but not limited to, being obligated to another employer by express or implied contract (written or oral) or otherwise. You also agree that you will not, during your employment with Hearst-Argyle, enter into any understandings or agreements that will violate or conflict with this Agreement or your obligations hereunder.

        8.    Termination of Employment.

          (a)   Hearst-Argyle has the right to end this Agreement:

            1)    Upon your death; or

            2)    For any of the following: (i) your indictment for a felony; (ii) your inability (with or without reasonable accommodations) or failure to carry out, or neglect or misconduct in the performance of, your duties hereunder or a breach of this Agreement; (iii) your failure to comply with applicable laws with respect to the conduct of Hearst-Argyle's business; (iv) theft, fraud or embezzlement resulting in gain or personal enrichment, directly or indirectly, to you at Hearst-Argyle's expense; (v) addiction to an illegal drug or controlled substance; (vi) conduct or involvement in a situation that brings, or may bring, you into public disrespect, tends to offend the community or any group thereof, or embarrasses or reflects unfavorably on Hearst-Argyle's reputation; or (vii) your failure to comply with the reasonable directions of the Board of Directors of Hearst-Argyle.

          (b)   This Agreement may be terminated (i) by Hearst-Argyle or its successor without cause or (ii) by you within 60 days of a Change in Control (as defined below) (or, notwithstanding Paragraph 8(a)(i), by you or your legal representative within such 60-day period, if you die while still employed), provided that, in the case of either clauses (i) or (ii) of this Paragraph 8(b), you or your legal representative execute and deliver a general release in favor of Hearst-Argyle in the form reasonably required by Hearst-Argyle, and such release has become irrevocable, and if such termination occurs, then you (or your estate, in the case of your death) will receive the payments and benefits under this Agreement for the remainder of the Term as if no termination had occurred; it being expressly acknowledged and agreed that, with respect to bonuses, and in lieu of the bonuses contemplated by the third paragraph of Paragraph 5, you (or your estate, in the case of your death) shall be entitled to receive (at the times that would have applied absent termination) (x) any accrued but unpaid bonus, and (y) for any future unpaid bonuses that otherwise would have been payable during the Term, bonuses payable at fifty percent (50%) of the maximum potential bonus. Notwithstanding the foregoing, if you breach Paragraphs 10 or 11, Hearst-Argyle's obligations under this Paragraph 8(b) shall immediately cease, and you (and your estate, in the case of your death) shall have no further rights under this Agreement. For purposes of this Agreement, a Change in Control shall be deemed to occur if, and only if, Hearst-Argyle ceases to be controlled by or under common control with The Hearst Corporation or its affiliates.

          Notwithstanding the foregoing, if at the time of your termination of employment with Hearst-Argyle, (i) Hearst-Argyle's securities are publicly traded on an established securities market; (ii) you are a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Code); and (iii) the deferral of the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then such payments shall commence (without any reduction in amount ultimately paid or provided to Executive) on the date that is six months following your termination of employment (the "Delayed Commencement Date"); provided, however, that the general release referenced in this Paragraph 8(b) is delivered to Hearst-Argyle prior to the Delayed Commencement Date. If at the time of your termination of employment with Hearst-Argyle, clauses (i), (ii) and (iii) above do not apply, then any payments or benefits otherwise payable pursuant to this Agreement as a result of your termination of employment will commence 60 days following your termination of employment (the "Regular Commencement Date"); provided, however, that the general release referenced in this Paragraph 8(b) is delivered to Hearst-Argyle prior to the Regular Commencement Date. Any amounts that would have otherwise been payable during such six-month or 60-day period specified above, but for the imposition of such periods, shall be paid with the first payment made (if any) on the Delayed Commencement Date or the Regular Commencement Date, as applicable.

        9.    Payment for Plugs.    You acknowledge that you are familiar with Sections 317 and 507 of the Communications Act of 1934 and are aware that it is illegal without full disclosure to promote products or services in which you have a financial interest. You agree not to participate in any such promotion under any circumstances and understand that to do so is a violation of law as well as a cause for termination. Also, you agree that you will not become involved in any financial situation which might compromise or cause a conflict with your obligations under this paragraph or this Agreement without first talking with Hearst-Argyle about your intentions and obtaining Hearst-Argyle's written consent.

        10.    Confidentiality.    You agree that while employed by Hearst-Argyle and after this Agreement is terminated or expires, you will not use or divulge or in any way distribute to any person or entity, including a future employer, any confidential information of any nature relating to Hearst-Argyle's business. You will surrender to Hearst-Argyle at the end of your employment all its property in your possession. If you breach this paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such a violation, in addition to its other legal remedies, as outlined in Paragraph 6.

        11.    Non-Solicitation; Non-Hire.    You agree that for two (2) years after the expiration or termination of this Agreement, you will not hire, solicit, aid or suggest to any (i) employee of Hearst-Argyle, its subsidiaries or affiliates, (ii) independent contractor or other service provider or (iii) any customer, agency or advertiser of Hearst-Argyle, its subsidiaries or affiliates to terminate such relationship or to stop doing business with Hearst-Argyle, its subsidiaries or affiliates.

        If you violate this provision, Hearst-Argyle will have the same right to injunctive relief as outlined in Paragraph 6, as well as any other remedies it may have. If any court of competent jurisdiction finds any part of this paragraph unenforceable as to its duration, scope or geographic area, it shall be deemed amended to conform to the scope that would permit it to be enforced.

        12.    Officer; Director.    Upon request, you agree that you will serve as an officer or director, in addition to your present position, of Hearst-Argyle or any affiliated entity, without additional pay.

        13.    Continuation of Agreement.    This Agreement and your employment shall terminate upon the expiration of the Term (unless terminated earlier pursuant to Paragraph 8 hereof), provided that if Hearst-Argyle gives you written notice of extension then this Agreement shall continue on a month-to-month basis until the earlier of (i) the commencement of a renewal or extension agreement between you and Hearst-Argyle, or (ii) termination of this Agreement by either party on fifteen days written notice to the other.

        14.    Assignment of Agreement.    Subject to Paragraph 8(b) hereof, Hearst-Argyle has the right to transfer this Agreement to a successor, to a purchaser of substantially all of its assets or its business or to any parent, subsidiary, or affiliated corporation or entity and you will be obligated to carry out the terms of this Agreement for that new owner or transferee. You have no right to assign this Agreement, and any attempt to do so is null and void.

        15.    State Law.    This Agreement will be interpreted under the laws of the State of New York, without regard to conflicts or choice of law rules.

        16.    No Other Agreements.    This Agreement is the only agreement between you and Hearst-Argyle. It supersedes any other agreements, amendments or understandings you and Hearst-Argyle may have had. This Agreement may be amended only in a written document signed by both parties.

        17.    Approvals.    In any situation requiring the approval of Hearst-Argyle, such approval must be given by the Board of Directors of Hearst-Argyle.

        18.    Dispute Resolution.    Hearst-Argyle and you agree that any claim which either party may have against the other under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration in accordance with Hearst-Argyle's Dispute Settlement Procedure ("Procedure"), of which you have received a copy. During the pendency of any claim under this Procedure, Hearst-Argyle and you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of Hearst-Argyle or you. The Procedure is hereby incorporated by reference into this Agreement.

        19.    Correspondence.    All correspondence between you and Hearst-Argyle will be written and sent by certified mail, return receipt requested, or by personal delivery or courier, to the following addresses:

If to Hearst-Argyle:	General Counsel Hearst-Argyle Television, Inc. 888 Seventh Avenue 27th Floor New York, New York 10106
If to Employee:	David J. Barrett [ADDRESS ON FILE]

        Either party may change its address in writing sent to the above addresses.

        20.    Severability.    If a court decides that any part of this Agreement is unenforceable, the rest of the Agreement will survive.

        21.    Originals of Agreement.    This Agreement may be signed in any number of counterparts, each of which shall be considered an original.

        22.    Survival.    You and Hearst-Argyle mutually agree that the provisions of Paragraphs 10, 11 and 18 shall survive the expiration or termination of this Agreement.

HEARST-ARGYLE TELEVISION, INC.
By:	/s/ JONATHAN C. MINTZER Jonathan C. Mintzer Vice President, General Counsel and Secretary
By:	/s/ DAVID J. BARRETT David J. Barrett

        I understand that I am not required to agree to the Dispute Settlement Procedure set forth in Paragraph 18 above and that my employment is not contingent upon my agreeing to the Dispute Settlement Procedure; however, I have elected to voluntarily agree to the Dispute Settlement Procedure.

/s/ DAVID J. BARRETT David J. Barrett

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  Exhibit 10.19
EMPLOYMENT AGREEMENT OF DAVID J. BARRETT
HEARST-ARGYLE TELEVISION, INC. 300 West 57th Street New York, NY 10019